Exhibit 2.02

EXECUTION VERSION

ASSIGNMENT, TERMINATION AND RELEASE AGREEMENT

This ASSIGNMENT, TERMINATION AND RELEASE AGREEMENT (this “Assignment and Termination Agreement”), dated as of February 29, 2008, is among BUZZARD POWER CORPORATION, a Delaware corporation (“Buzzard”), SCRUBGRASS GENERATING COMPANY, L.P., a Delaware limited partnership (“Scrubgrass”), EPC CORPORATION, a Delaware corporation and the parent company of Buzzard (“EPC”), and CALYON NEW YORK BRANCH, as agent (the “Agent”) under the Loan and Reimbursement Agreement referred to below.

RECITALS

WHEREAS, Scrubgrass, as lessor, and Buzzard, as lessee, are parties to that certain Amended and Restated Lease Agreement, dated December 22, 1995 (the “Lease”), pursuant to which, among other things, Scrubgrass leased the Project to Buzzard and assigned the Assigned Rights (as defined in the Lease) to Buzzard;

WHEREAS, Scrubgrass, Buzzard, EPC, the Agent and the Bond Trustee are parties to the Amended and Restated Participation Agreement, dated December 22, 1995 (as amended, supplemented or otherwise modified, the “Participation Agreement”);

WHEREAS, Section 11.2 of the Participation Agreement provides that Scrubgrass and Buzzard may terminate the Lease subject to the conditions to such termination set forth in such Section 11.2;

WHEREAS, pursuant to that certain Omnibus Agreement Regarding Termination of Lease, dated as of November 30, 2007 (the “Omnibus Agreement”), among Scrubgrass and Buzzard, Scrubgrass and Buzzard have agreed to enter into this Assignment and Termination for the purpose of: (i) effecting the assignment, transfer, conveyance and delivery by Buzzard to Scrubgrass, and the acceptance and assumption by Scrubgrass, of the Assigned Assets including the Lease, and the Assumed Obligations, respectively, including all of Buzzard’s rights, title, interest and obligations, as assignee under Section 2.03 of the Lease, under each of the agreements listed on Schedule I hereto, which transactions will be in confirmation of the termination of the assignment, pursuant to Section 2.03(a) of the Lease, by Scrubgrass to Buzzard of the Principal Project Agreements (as defined in the Lease) and the reversion to Scrubgrass of all rights and obligations thereunder as contemplated by the last sentence of Section 2.03(c) of the Lease (but not in limitation of any of the transactions contemplated by this Agreement); (ii) terminating the Lessee Security Agreement, the Lessee Working Capital Loan Agreement and the Tax Indemnity Agreement (collectively, the “Terminated Lease Documents”); (iii) modifying the Participation Agreement to eliminate Buzzard and EPC as parties thereto; (iv) effecting the forgiveness by Scrubgrass of all amounts outstanding on the Amendment No. 7 Effective Date under the Lessee Working Capital Loan Agreement and the Lessee Working Capital Note; and (v) effecting the return by Scrubgrass to Buzzard of the Lessee Working Capital Note for cancellation; and

WHEREAS, pursuant to Amendment No. 7, dated as of November 30, 2007 (“Amendment No. 7”), to the Reimbursement and Loan Agreement (as defined in the Omnibus Agreement), the Agent and the other banks party thereto have agreed to the transactions set forth in this Assignment and Termination Agreement upon satisfaction of the terms and conditions set forth in Amendment No. 7;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Omnibus Agreement.

2. Assignment and Assumption of Assigned Assets.

(a) Assignment of Rights. Buzzard hereby transfers, assigns, conveys and delivers to Scrubgrass, and Scrubgrass hereby acquires and accepts, all of the Assigned Assets.

(b) Assignment of Obligations. Buzzard hereby transfers, assigns, conveys and delivers to Scrubgrass all of the Assumed Obligations.

(c) Assumption. Scrubgrass hereby assumes, becomes bound by, and agrees to perform fully all of the Assumed Obligations.

(d) Performance of Obligations. Scrubgrass hereby agrees to perform fully all of the Assumed Obligations, and will indemnify Buzzard in respect of, and hold Buzzard harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in reasonable costs, fees and expenses of attorneys and other expenses of litigation) incurred or suffered by Buzzard or any of its affiliates (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934) thereof resulting from, relating to or constituting any failure on the part of Scrubgrass to perform such Assumed Obligations. The Agent agrees that it shall look only to Scrubgrass for performance of the Assumed Obligations.

(e) Leasehold Interests. Scrubgrass and Buzzard agree that (i) all of Buzzard’s leasehold interests in the Project under the Lease are hereby terminated, (ii) without limiting the effectiveness of this Agreement with respect to the Assigned Rights and the Assigned Obligations, this Agreement shall confirm that the assignment of the Principal Project Agreements (as defined in the Lease) by Scrubgrass to Buzzard pursuant to Section 2.03(a) of the Lease is hereby terminated and all rights and obligations under the Principal Project Documents hereby revert to and vest in Scrubgrass as contemplated by the last sentence of Section 2.03(c) of the Lease and (iii) all of the possessory rights and interests held by Buzzard in the Project on the Amendment No. 7 Effective Date hereby revert to and vest in Scrubgrass, in each case, effective as of the Amendment No. 7 Effective Date.

3. Terminated Lease Documents. The parties hereto agree that: (a) each of the Terminated Lease Documents is hereby terminated, effective as of the Amendment No. 7 Effective Date, and all obligations under the Terminated Lease Documents are hereby deemed satisfied, discharged and paid in full, and (b) all liens granted on and security interests granted in the Lessee Collateral (as defined in the Lessee Security Agreement) in favor of Scrubgrass under the Lessee Security Agreement are hereby released and terminated.

4. Loan Forgiveness. Scrubgrass hereby forgives all amounts due and owing by Buzzard under the Lessee Working Capital Loan Agreement and the Lessee Working Capital Note. Scrubgrass shall promptly return the Lessee Working Capital Note to Buzzard for cancellation.

5. Modification of Participation Agreement. The parties hereto agree that the Participation Agreement is hereby modified by eliminating each of EPC and Buzzard as a party thereto, effective immediately upon and subject to the consummation of the Lease Termination Transaction. After giving effect to such modification, EPC and Buzzard shall have no further rights or obligations under the Participation Agreement and the provisions of Article VIII and Article IX shall no longer have any force or effect, and all references in the Participation Agreement to, and all provisions applicable to, the “Lessee,” “EPC” or the “Amended and Restated Lease” and all the defined terms and provisions specifically related thereto shall be deemed deleted therefrom and shall no longer have any force or effect.

6. Releases.

(a) Release of Buzzard and EPC by Scrubgrass. Scrubgrass, for itself and its affiliates, including, but not limited to, its successors and assigns, does hereby irrevocably and unconditionally release and forever discharge Buzzard and EPC and their affiliates, and each of their and their affiliates’ respective agents, directors, officers, employees, representatives, predecessors, successors and assigns, and all Persons acting by or through them, of and from any and all claims, assertion of claims, expenses, debts, demands, actions, causes of action, suits, liabilities, and/or expenses (including attorney’s fees) of any nature whatsoever (collectively, “Claims”), whether or not now known, suspected or claimed, which they ever had, now have, or hereafter acquire, both at law and in equity, from the beginning of time to the Amendment No. 7 Effective Date; provided, however, that this release and discharge shall not apply to or limit any right or remedy of Scrubgrass relating to or arising out of the Lease Termination Documents to which it is a party.

(b) Release of Buzzard and EPC by Agent. The Agent, for itself, its affiliates, the Bond LOC Issuer and the Banks, including, but not limited to, its successors and assigns, does hereby irrevocably and unconditionally release and forever discharge Buzzard and EPC and their affiliates, and each of their and their affiliates’ respective agents, directors, officers, employees, representatives, predecessors, successors and assigns, and all Persons acting by or through them, of and from any and all Claims, whether or not now known, suspected or claimed, which they ever had, now have, or hereafter acquire, both at law and in equity, from the beginning of time to the Amendment No. 7 Effective Date; provided, however, that this release and discharge shall only apply to those Claims relating to or arising out of the Transaction Documents; provided, further, that this release and discharge shall not apply to or limit any right or remedy of the Agent, its affiliates, or any of the Bank Parties, or their successors or assigns, (i) relating to or arising out of the Lease Termination Documents to which it is a party or under which it has rights as a third party beneficiary or a secured party, or (ii) relating to or arising out of any Transaction Document that remains in effect (by assignment or otherwise) after the consummation of the Lease Termination Transaction (a “Continuing Transaction Document”) with respect to Scrubgrass, any Counterparty, any other Bank Party, the Bond Trustee, or any other Person party to any Assigned Right, any Assigned Agreement, or any Continuing Transaction Document, or with respect to any of their affiliates, or their and their affiliates’ respective agents, directors, officers, employees, representatives, predecessors, successors and assigns, or any Person acting by or through them.

(c) Release of Scrubgrass, Agent and Bond Trustee by Buzzard and EPC. Each of Buzzard and EPC, for itself and its affiliates, including, but not limited to, its successors and assigns, does hereby irrevocably and unconditionally release and forever discharge Scrubgrass and its affiliates (including, without limitation, Cogentrix/Scrubgrass, LLC (f/k/a Cogentrix/Scrubgrass, Inc.), Falcon Power, LLC (f/k/a Falcon Power Corporation), Scrubgrass Power, LLC (f/k/a Scrubgrass Power Corporation), Leechburg Properties, Inc., Clearfield Properties, Inc., Power Services Company and U.S. Operating Services Company), Aspen Scrubgrass Participant, LLC and its affiliates, the Agent, the Bank Parties, and their affiliates, and the Bond Trustee and its affiliates, and each of their and their affiliates’ respective agents, directors, officers, employees, representatives, predecessors, successors and assigns, and all Persons acting by, or through them, of and from any Claims, whether or not now known, suspected or claimed, which they ever had, now have, or hereafter acquire, both at law and in equity, from the beginning of time to the Amendment No. 7 Effective Date; provided, however, that this release and discharge shall not apply to or limit any right or remedy of Buzzard or EPC relating to or arising out of the Lease Termination Documents to which they are a party, respectively.

(d) Forbearance from Litigation. Scrubgrass, on the one hand, and Buzzard and EPC, on the other hand, agree and acknowledge that neither of them, nor any Person acting on their behalf has or will file, charge, claim, sue or cause or permit to be filed any charge, claim or action for damages or other relief against any Person involving any matter arising out of or relating to the subject of the releases set forth herein; provided, however, that this provision shall not apply to or limit any rights either Scrubgrass or Buzzard may have to pursue Claims against the other party relating to or arising out of the Lease Termination Documents to which they are parties.

7. Effect on Assigned Rights. The Assigned Rights shall remain in full force and effect after giving effect to the transactions under this Assignment and Termination Agreement.

8. Severability. Any provision of this Assignment and Termination Agreement that is invalid, illegal, prohibited or unenforceable in any respect in any jurisdiction, shall as to such jurisdiction be ineffective to the extent of such invalidity, illegality, prohibition or unenforceability without affecting, invalidating or impairing the validity, legality and enforceability of the remaining provisions hereof, and any such invalidity, illegality, prohibition or unenforceability in any jurisdiction shall not affect, invalidate or impair such provision in any other jurisdiction.

9. Effectiveness. This Assignment and Termination Agreement shall become effective upon the last to occur of: (a) the execution and delivery of this Assignment and Termination by each of the parties hereto and the execution and delivery of each of the Counterparty Consents, and (b) the occurrence of the Amendment No. 7 Effective Date (as defined in Amendment No. 7).

10. Counterparts. This Assignment and Termination Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile transmission of any party’s signature to any counterpart shall be deemed an original signature and shall bind such party.

11. Governing Law. This Assignment and Termination Agreement shall be governed by and construed under the laws of the State of New York without reference to the conflict of laws provisions thereof.

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IN WITNESS WHEREOF, the parties have executed this Assignment, Termination and Release Agreement as of the date first set forth above.

BUZZARD POWER CORPORATION,
a Delaware corporation

By:	/s/ Dennis Haines
Name:	Dennis Haines
Title:	Vice President

SCRUBGRASS GENERATING COMPANY, L.P.,
a Delaware limited partnership

By:	/s/ Thomas J. Bonner
Name:	Thomas J. Bonner
Title:	President

The undersigned hereby executes this Assignment, Termination and Release Agreement for purposes of Sections 5, 6, 8, 9, 10 and 11:

EPC CORPORATION, a Delaware corporation

By:	/s/ Dennis Haines
Name:	Dennis Haines
Title:	Vice President

Acknowledged and agreed to for the purposes of Sections 2(d), 5, 6, 7, 8, 9, 10 and 11 hereof:

CALYON NEW YORK BRANCH, as Agent

By:	/s/ Robert G. Colvin
Name:	Robert G. Colvin
Title:	Director

By:	/s/ Ted Vandermel
Name:	Ted Vandermel
Title:	Director

(Assignment, Termination and Release Agreement)

SCHEDULE I

Agreements

[Omitted. A copy of this Schedule will be furnished to the Securities and Exchange Commission upon request.]